PROXY RESULTS

Stockholders of Seligman Select Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 15, 1997, in Boston, MA. The description of each proposal and number of shares voted are as follows:

ELECTION OF DIRECTORS:
                                             FOR            WITHHELD
                                         ----------        ----------
   John R. Galvin                        11,630,989         103,976
   William C. Morris                     11,640,709          94,256
   James Q. Riordan                      11,634,274         100,691
   Richard R. Schmaltz                   11,640,709          94,256
   Robert L. Shafer                      11,637,029          97,936
   Brian T. Zino                         11,640,709          94,256

RATIFICATION OF DELOITTE &TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1997:

                                   FOR         AGAINST        ABSTAIN
                                ---------     --------       --------
                               11,601,797       27,336        105,832